Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

AMONG

IDT CORPORATION,

NTOP ACQUISITION, INC.

AND

NET2PHONE, INC.

DATED AS OF

February 17, 2006

TABLE OF CONTENTS

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AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of February 17, 2006 (this “Agreement”), is entered into among IDT Corporation, a Delaware corporation (“Parent”), NTOP Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Net2Phone, Inc. a Delaware corporation (the “Company”).

W I T N E S S E T H:

     WHEREAS, on November 10, 2005, Merger Sub commenced a tender offer (the “Offer”) to purchase all of the outstanding shares of common stock, par value $0.01 per share (the “Common Stock”) of the Company not already beneficially owned by Parent for a purchase price of $2.00 net per share in cash, which was subsequently increased to $2.05 net per share in cash;

     WHEREAS, on December 28, 2005, the initial offering period for the Offer expired, at which time 28,782,824 shares of Common Stock representing approximately 61% of the outstanding shares of Common Stock not beneficially owned by Parent immediately prior to the commencement of the Offer, were validly tendered in the Offer;

     WHEREAS, Parent beneficially owns 28,896,750 shares of Class A Common Stock, par value $0.01 per share (“Class A Common Stock”), which are convertible on a share-for-share basis into shares of Common Stock;

     WHEREAS, on December 29, 2005, a subsequent offering period initially ending January 19, 2006 and subsequently extended to January 27, 2006 was provided for the Offer (the “Subsequent Offering Period”), and following the conclusion of the Subsequent Offering Period, Parent beneficially owned 35,936,514 shares of Common Stock representing approximately 72.4% of the outstanding shares of Common Stock and, along with the shares of Class A Common Stock beneficially owned by Parent, approximately 82.5% of the outstanding equity of the Company and approximately 87.2% of the outstanding voting power of the Company;

     WHEREAS, Parent has accepted for payment all shares of Common Stock validly tendered and not withdrawn in the Offer, including shares of Common Stock tendered during the Subsequent Offering Period;

     WHEREAS, a committee of independent directors of the Company (the “Independent Committee”) has recommended this Agreement and the Merger to the Board of Directors of the Company; and

     WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company each have approved a merger of Merger Sub with and into the Company (the “Merger”), all upon the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the General Corporation Law of the State of Delaware, as amended (the “DGCL”), Merger Sub shall be merged with and into the Company at the Effective Time (as hereinafter defined). Following the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.

Section 1.2 Closing. Unless otherwise mutually agreed in writing between the Parent and the Company, the closing for the Merger (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 153 East 53rd Street, New York, New York 10022, at 9:00 A.M. local time on the next Business Day (the “Closing Date”) following the day on which the last to be satisfied or waived of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement. For purposes of this Agreement, “Business Day” means any day other than a Saturday, Sunday, Federal holiday or any other day on which banking institutions in New York City are authorized or obligated by law to be closed.

Section 1.3 Effective Time. As soon as practicable following the Closing, Parent and the Company will cause a Certificate of Merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective (such time of effectiveness, the “Effective Time”) on the date and time at which the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or such later time agreed by the parties hereto in writing and specified in the Certificate of Merger.

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in the DGCL.

Section 1.5 Certificate of Incorporation and Bylaws; Directors and Officers.

(a) The certificate of incorporation of Merger Sub, as in effect at the Effective Time, shall be the certificate of incorporation of the Surviving Corporation (the “Charter”) until thereafter changed or amended as provided therein or by applicable law. The bylaws of Merger Sub, as in effect at the Effective Time, shall be the bylaws of the Surviving Corporation (the “Bylaws”) until thereafter changed or amended as provided therein or by applicable law.

(b) The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal, in accordance with the Charter and Bylaws.

(c) The officers of the Company at the Effective Time and such other persons as designated by Parent shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal, in accordance with the Charter and Bylaws.

Section 1.6 Conversion of Securities. As of the Effective Time, by virtue of the Merger and without any action on the part of any stockholder of the Company:

(a) All shares of Common Stock and Class A Common Stock that are held in the treasury of the Company or by any wholly-owned subsidiary of the Company and any shares of Common Stock and Class A Common Stock owned by Parent, Merger Sub or any other wholly-owned subsidiary of Parent shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and no consideration shall be delivered in exchange therefor.

(b) Each share of Common Stock and Class A Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Sections 1.6(a), 1.6(d) or 1.6(e) and other than Dissenting Shares (as defined in Section 1.8)) shall be converted into the right to receive from the Surviving Corporation in cash, without interest, $2.05 per share (the “Merger Consideration”). All such shares of Common Stock and Class A Common Stock, by virtue of the Merger and without any action on the part of the holder thereof, shall no longer be outstanding and shall automatically be canceled and retired and each holder of shares of Common Stock or Class A Common Stock immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration for such shares upon surrender of such Certificates (as defined below).

(c) Each issued and outstanding share of the capital stock of Merger Sub shall be converted into and become one (1) fully paid and nonassessable share of Common Stock of the Surviving Corporation.

(d) Each option outstanding at the Effective Time to purchase shares of Common Stock (a “Stock Option”) granted under (i) the Option Plan and (ii) any other stock plan or agreement of the Company, immediately prior to the Effective Time shall (A) if unvested, become fully vested, and (B) be converted into the right to receive a cash amount equal to the Option Consideration (as hereinafter defined). All Stock Options, by virtue of the Merger and without any action on the part of the holder thereof, shall no longer be outstanding and shall automatically be canceled and retired and each holder of Stock Options immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive the Option Consideration for such Stock Options. For purposes of this Agreement:

“Option Consideration” means, with respect to any Stock Option, an amount equal to the number of shares of Common Stock underlying such Stock Option multiplied by the excess, if any, of (i) the Merger Consideration per share of Common Stock over (ii) the exercise price payable per share of Common Stock issuable under such Stock Option; and

“Option Plan” means the Company’s Amended and Restated 1999 Stock Option and Incentive Plan.

(e) Each share of Common Stock issued pursuant to a restricted stock award under the Option Plan (each outstanding share so issued hereinafter referred as “Restricted Stock”) shall, immediately prior to the Effective Time, be released from any restrictions on transfer and repurchase or forfeiture rights, and shall entitle the holder thereof to receive, as soon as practicable thereafter, an amount in cash (without interest) equal to the product of (x) the Merger Consideration and (y) the total number of shares of Restricted Stock, less applicable taxes, if any, required to be withheld with respect to such payment (such net amount, the “Restricted Stock Consideration”). All such shares of Restricted Stock, by virtue of the Merger and without any action on the part of the holder thereof, shall no longer be outstanding and shall automatically be canceled and retired and each holder of shares of Restricted Stock immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive the Restricted Stock Consideration for such shares.

Section 1.7 Payment for Shares.

(a) Paying Agent. Prior to the Effective Time, Parent shall appoint Wachovia Bank, N.A. or such other commercial bank or trust company designated by Parent and reasonably acceptable to the Company to act as paying agent hereunder (the “Paying Agent”) for the payment of the Merger Consideration upon surrender of Certificates. All of the fees and expenses of the Paying Agent shall be borne by Parent.

(b) Surviving Corporation to Provide Funds. Parent shall take all steps necessary to enable and cause the Surviving Corporation to provide the Paying Agent with cash in amounts necessary to pay for all of the shares of Common Stock pursuant to Section 1.7 (determined as though there are no Dissenting Shares), when and as such amounts are needed by the Paying Agent, provided, however, that in the event there are any Dissenting Shares Paying Agent shall return to Surviving Corporation the amount necessary to pay for any such Dissenting Shares.

(c) Payment Procedures. As soon as practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate (each a “Certificate”) representing shares of Common Stock or Class A Common Stock, other than shares owned by Parent, the Company and any wholly-owned subsidiary of Parent or the Company, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for the use thereof in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 1.6, and the Certificates so surrendered shall forthwith be canceled. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate. If payment is to be made to a person other than the person in whose name the Certificate so surrendered is registered, it shall be a condition of payment that such Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the transfer of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 1.7, each Certificate (other than Certificates representing Dissenting Shares and Certificates representing any shares of Common Stock or Class A Common Stock owned by Parent or any wholly-owned subsidiary of Parent or held in the treasury of the Company or by any wholly-owned subsidiary of the Company) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 1.7. Notwithstanding the foregoing, none of the Paying Agent, the Surviving Corporation or any party hereto shall be liable to a former stockholder of the Company for any cash or interest delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. In the event any Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the payment of the Merger Consideration in respect of the shares represented by such Certificate, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Company or the Paying Agent.

Section 1.8 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, if required by the DGCL (but only to the extent required thereby), shares of Common Stock or Class A Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by holders of such shares of Common Stock or Class A Common Stock who have properly exercised appraisal rights with respect thereto in accordance with Section 262 of the DGCL (the “Dissenting Shares”) will not be exchangeable for the right to receive the Merger Consideration, and holders of such shares of Common Stock will be entitled to receive payment of the appraised value of such shares of Common Stock or Class A Common Stock in accordance with the provisions of such Section 262 unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Common Stock or Class A Common Stock will thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. The Company will give Parent prompt notice of any demands received by the Company for appraisals of shares of Common Stock or Class A Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to any such demands. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 1.9 No Further Ownership Rights in Common Stock. From and after the Effective Time, the holders of shares of Common Stock and Class A Common stock that were outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Common Stock except as otherwise provided in this Agreement or by applicable law. All cash paid upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Common Stock or Class A Common Stock.

Section 1.10 Closing of Company Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Common Stock shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this Article I.

ARTICLE II REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub each hereby represent and warrant to the Company as follows:

Section 2.1 Organization and Qualification. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted and is in good standing as a foreign corporation or other business entity in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing or to have such power or authority would not, individually or in the aggregate, reasonably be expected to prevent or delay consummation of the Merger, or otherwise materially and adversely affect the ability of Parent or Merger Sub to perform their respective obligations under this Agreement. Parent has heretofore delivered or made available to the Company accurate and complete copies of the certificate of incorporation and bylaws (or similar governing documents), as currently in effect, of Parent and Merger Sub.

Section 2.2 Authority Relative to this Agreement; Parent Approvals. Each of Parent and Merger Sub has all necessary corporate power and authority, and has taken all action necessary, to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 2.3 No Conflict; Required Filings and Consents.

(a) To the Knowledge of Parent (except with respect to clause (i) as to which this qualification does not apply), the execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub does and will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Parent or Merger Sub, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which its or their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or materially and adversely affect Parent’s or any of its subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties are bound or affected, except in any such case for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to prevent or delay consummation of the Merger, or otherwise materially and adversely affect the ability of Parent or Merger Sub to perform its respective obligations under this Agreement.

As used in this Agreement, “Knowledge of Parent” shall mean the knowledge, after reasonable inquiry, of the following employees of Parent and its subsidiaries: the Chairman of the Board of Parent, the Chief Executive Officer of Parent, the Chief Financial Officer of Parent, the Chief Legal Officer of Parent, the Chief Executive Officer of IDT Telecom, the Chief Financial Officer of IDT Telecom, the Chief Executive Officer of IDT Entertainment and the Chief Financial Officer of IDT Entertainment.

(b) To the Knowledge of Parent, the execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for the filing with the Securities and Exchange Commission (the “SEC”) of the Consent Statement (as defined in Section 5.1(a)) and the Schedule 13E-3 (as defined in Section 5.1(b)) and for other applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the filing and recordation of appropriate merger or other documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to prevent or delay consummation of the Merger, or otherwise materially and adversely affect the ability of Parent or Merger Sub to perform their respective obligations under this Agreement.

Section 2.4 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 2.5 Ownership of Merger Sub; No Prior Activities.

(a) Merger Sub is and at the Effective Time will be a direct, wholly-owned subsidiary of Parent, and was formed solely for the purpose of engaging in the Offer and the other transactions contemplated by this Agreement.

(b) As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its formation, the Offer, the Subsequent Offering Period and the other transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

Section 2.6 Financing. Parent or Merger Sub have, as of the date hereof, and will have, as of the Closing Date, sufficient funds available to enable Merger Sub to pay the aggregate Merger Consideration in respect of all outstanding shares of Common Stock and Class A Common Stock, to pay the aggregate Option Consideration in respect of all outstanding Stock Options, to pay the aggregate Restricted Stock Consideration in respect of all outstanding shares of Restricted Stock and to pay all fees and expenses related to the transactions contemplated by this Agreement in full.

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company hereby represents and warrants to Parent and Merger Sub as follows, except as otherwise set forth in the disclosure schedules hereto delivered by the Company to Parent and Merger Sub (a) on the date hereof (the “Initial Schedules”) or (b) on or prior to February 24, 2006, pursuant to Section 5.9(a)(i) (the “Supplemental Schedules”), as such Initial Schedules and Supplemental Schedules may be amended or supplemented pursuant to Section 5.9(a)(ii) and Section 5.9(b), respectively (collectively, the “Schedules”):

Section 3.1 Organization and Qualification. Each of the Company and each of its material subsidiaries (the “Subsidiaries”) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not reasonably be expected to have a material adverse effect on the business, assets, financial condition or results of operations of the Company and its subsidiaries taken as a whole or on the ability of the Company to perform its obligations under this Agreement (a “Material Adverse Effect”). Each of the Company and each of its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not reasonably be expected to have a Material Adverse Effect.

Section 3.2 Certificate of Incorporation and Bylaws. The Company has heretofore furnished to Parent a complete and correct copy of its Certificate of Incorporation and Bylaws as most recently restated and subsequently amended to date, and has furnished or made available to Parent the Certificate of Incorporation and Bylaws (or equivalent organizational documents) of each of its Subsidiaries (the “Subsidiary Documents”). Such Certificate of Incorporation, Bylaws and Subsidiary Documents are in full force and effect as of the date hereof. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or Subsidiary Documents, except for such violations of the Subsidiary Documents as would not have a Material Adverse Effect.

          As used in this Agreement, “Knowledge of the Company” shall mean the knowledge, after reasonable inquiry, of the following employees of the Company: the Chief Executive Officer, the Chief Financial Officer, the General Counsel, the President of NCT and the Chief Executive Officer of NGS.

Section 3.3 Capitalization. The authorized capital stock of the Company consists of 200,000,000 shares of Common Stock and 37,924,250 shares of Class A common stock, par value $.01 per share (“Class A Common Stock”). As of January 31, 2006:

(a) 52,546,367 shares of Common Stock were issued, of which all are validly issued, fully paid and nonassessable, 49,651,045 shares were outstanding and 2,895,322 shares were held in treasury;

(b) 28,909,500 shares of Class A Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, and no shares were held in treasury;

(c) no shares of Common Stock or Class A Common Stock were held by subsidiaries of the Company;

(d) 9,370,887 shares of Common Stock were reserved for future issuance pursuant to outstanding stock options granted under the Option Plan and 1,658,634 shares were reserved for future grants under such plan;

(e) 3,072,486 shares of Common Stock reserved for future issuance pursuant to outstanding warrants (the “Warrants”);

(f) 33,333 stock appreciation rights were issued and outstanding under the Option Plan;

(g) 6,900,000 shares of Class A Common Stock were authorized for future issuance upon the execution of definitive agreements pursuant to the Memorandum of Understanding, dated October 29, 2003, by and between IDT Corporation, Winstar Communications, LLC and the Company, and 6,900,000 shares of Common Stock were reserved for issuance upon conversion of said shares; and

(h) 585,325 shares of Common Stock were subject to repurchase obligations pursuant to the Amended and Restated Settlement Agreement, dated May 7, 2003, between the Company and Deutsche Bank AG London.

Except as set forth in this Section 3.3, Supplemental Schedule 3.3, or the forms, reports and documents (the “SEC Reports”) required to be filed by the Company with the SEC, to the Knowledge of the Company, since January 31, 2006, the Company has not issued any options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, the Company or any of its subsidiaries; provided, however, that in no event shall Supplemental Schedule 3.3 set forth any of the foregoing to the extent that the shares of capital stock contemplated thereby, individually or in the aggregate, represent more than one percent (1%) of the outstanding shares of Common Stock as set forth in Section 3.3(a). All shares of Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable.

          Except as disclosed in Supplemental Schedule 3.3 or the SEC Reports, to the Knowledge of the Company, there are no obligations, contingent or otherwise, of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of Common Stock or the capital stock of any subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary or any other entity other than guarantees of bank obligations of subsidiaries entered into in the ordinary course of business. Except as disclosed in Supplemental Schedule 3.3 or the SEC Reports, to the Knowledge of the Company, all of the outstanding shares of capital stock (other than directors’ qualifying shares) of each of the Company’s subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and all such shares (other than directors’ qualifying shares and a de minimis number of shares owned by employees of such subsidiaries) are owned by the Company or another subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company’s voting rights, charges or other encumbrances of any nature whatsoever.

Section 3.4 Authority Relative to this Agreement; Company Approvals. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the adoption of this Agreement by the holders of at least a majority of the voting power of Common Stock and Class A Common Stock entitled to vote in accordance with the DGCL and the Company’s certificate of incorporation and bylaws). The Board of Directors of the Company and the Independent Committee have determined that it is advisable and in the best interest of the Company’s stockholders (other than Parent and its subsidiaries) for the Company to enter into this Agreement and to consummate, upon the terms and subject to the conditions of this Agreement, the transaction contemplated hereby, and the Board of Directors of the Company has determined to recommend that the stockholders of the Company consent to this Agreement and the Merger. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, as applicable, constitutes a legal, valid and binding obligation of the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 3.5 No Conflict; Required Filings and Consents.

(a) Except as set forth in Supplemental Schedule 3.5(a) (as such Supplemental Schedule 3.5(a) may be amended or supplemented pursuant to Section 5.9 below), to the Knowledge of the Company (except with respect to clause (i) as to which this qualification does not apply), the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company does not and will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of the Company, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or materially and adversely affect the Company’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties is bound or affected, except for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) To the Knowledge of the Company, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for filing with the SEC of the Consent Statement and the Schedule 13E-3 and for other applicable requirements, if any, of the Exchange Act and the filing and recordation of appropriate merger or other documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to prevent or delay consummation of the Merger, or otherwise prevent or delay the Company from performing its obligations under this Agreement, or would not otherwise reasonably be expected to have a Material Adverse Effect.

Section 3.6 Absence of Certain Changes or Events. Except as set forth in Supplemental Schedule 3.6 or the SEC Reports filed and publicly available prior to the date hereof, since November 1, 2005, the Company has conducted its business in the ordinary course and, to the Knowledge of the Company, there has not occurred any action or event that would have required the consent of Parent pursuant to Section 4.1 had such action or event occurred after the date of this Agreement.

Section 3.7 Opinion of Financial Advisor. The Independent Committee has been advised by The Blackstone Group L.P. (the “Financial Advisor”) that, in its opinion, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of the Common Stock and Class A Common Stock, other than the Parent and its subsidiaries as to which the Financial Advisor expresses no opinion.

Section 3.8 Brokers Etc. Except for the Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

ARTICLE IV COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 4.1 Conduct of Business by the Company Pending the Merger. Except as otherwise expressly set forth in Initial Schedule 4.1 or the SEC Reports filed prior to the date of this Agreement, or as otherwise consented to in writing in advance by Parent, which consent shall not be unreasonably withheld, conditioned or delayed, and subject to applicable law, during the period from the date of this Agreement through the Effective Time, the Company shall, and shall cause its subsidiaries to, use their respective commercially reasonable best efforts to carry on their respective businesses in all material respects in, and not enter into any material transaction other than in accordance with, the regular and ordinary course and, to the extent consistent therewith, use its commercially reasonable best efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, from the date of this Agreement until the Effective Time, the Company shall not, and shall not permit any of its subsidiaries to, without the prior written consent of Parent, which consent, in the case of clauses (e), (f) (g), (i), (j), (k), (l) and (n) (in reference to any of the foregoing clauses), shall not be unreasonably withheld, conditioned or delayed:

(a) (i) declare, set aside or pay any dividends on, or make any other distribution in respect of, any of its capital stock, or otherwise make any payments to stockholders of the Company in their capacity as such, other than dividends payable to the Company of any direct or indirect wholly-owned subsidiary of the Company declared by any of the Company’s direct or indirect subsidiaries, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(b) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or equity equivalent (other than, in the case of the Company, the issuance of shares of Common Stock upon the exercise of Stock Options or Warrants or delivery of shares of Common Stock in respect of the lapse of restrictions on shares of Restricted Stock, in each case as outstanding on the date of this Agreement in accordance with their current terms);

(c) amend or change its certificate of incorporation or bylaws;

(d) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, in each case that are material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole;

(e) sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets that are material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole;

(f) make any commitment or enter into any contract or agreement except (i) in the ordinary course of business consistent with past practice or (ii) for capital expenditures to be made in fiscal 2006 as identified in a capital expenditure budget previously delivered by the Company to Parent;

(g) incur any third-party indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of third parties, except for borrowings or guarantees incurred in the ordinary course of business consistent with past practice under financing arrangements in existence on the date hereof, or make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any wholly-owned subsidiary of the Company or other than in the ordinary course of business consistent with past practice;

(h) alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of the Company or any of its Subsidiaries;

(i) except as may be required as a result of a change in law or pursuant to generally accepted accounting principles, change any of the accounting principles or practices used by it;

(j) except as required by law, make any material tax election or settle or compromise any material income tax liability;

(k) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in, or contemplated by, the financial statements (or the notes thereto) of the Company or incurred in the ordinary course of business consistent with past practice;

(l) increase in any manner the compensation or fringe benefits of any of its directors, officers and other key employees or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees, or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee, other than increases in the compensation of employees who are not officers or directors of the Company made in the ordinary course of business consistent with past practice, or (except pursuant to the terms of preexisting plans or agreements) accelerate the vesting of any compensation or benefit;

(m) except in connection with the exercise of its fiduciary duties by the Board of Directors of the Company, waive, amend or allow to lapse any term or condition of any confidentiality or “standstill” agreement to which the Company or any subsidiary is a party; or

(n) take, or agree in writing or otherwise to take, any of the foregoing actions or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect at the Effective Time.

Section 4.2 Acquisition Proposals. From and after the date of this Agreement and prior to the Effective Time, the Company agrees as follows:

(a) Neither the Company nor its subsidiaries shall, and the Company shall direct and use its commercially reasonable best efforts to cause its officers, directors, employees and authorized agents and representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including any proposal or offer to its stockholders) by any person (or group of persons) other than Parent or Merger Sub (any such person, a “Third Party”) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of a material portion of (any such transaction or purchase being hereinafter referred to as an “Alternative Transaction”), the outstanding equity securities, or all or any significant portion of the assets, of the Company or its subsidiaries (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”); provided, however, that nothing in this Agreement shall restrict the Company, the Independent Committee or the Board of Directors of the Company from (i) furnishing information to a third party which has made a bona fide Acquisition Proposal that the Independent Committee concludes in good faith after consulting with its outside counsel and a nationally recognized investment banking firm constitutes a Viable Superior Proposal (as defined below) not solicited in violation of this Agreement, provided that such Third Party has executed an agreement with confidentiality provisions substantially similar to those contained in the confidentiality agreement executed by the Company and Parent in connection with the transactions contemplated hereby, or (ii) subject to compliance with the other terms of this Section 4.2, considering and negotiating a bona fide Acquisition Proposal that the Independent Committee concludes in good faith after consulting with its outside counsel and a nationally recognized investment banking firm constitutes a Viable Superior Proposal not solicited in violation of this Agreement; provided, further, that as to each of the foregoing clauses (i) and (ii), (x) such actions occur at a time prior to approval of the Merger and this Agreement by the Company’s stockholders, and (y) the Independent Committee reasonably determines in good faith (after consulting with its outside counsel) that it is or is reasonably likely to be required to do so in order to comply with its fiduciary duties under applicable law and disclosure obligations under Sections 14d-9 and 14e-2 of the Exchange Act with regard to an Acquisition Proposal.

For purposes of this Agreement, a “Viable Superior Proposal” means any Acquisition Proposal made by any Third Party (1) on terms which the Independent Committee reasonably believes (after consulting with its outside counsel and a financial advisor of nationally recognized reputation) to be more favorable than the Merger and the transactions contemplated by this Agreement to the Company’s stockholders (other than Parent and Merger Sub), and (2) which at the time of determination is reasonably likely to result in the consummation of the Alternative Transaction contemplated by such Acquisition Proposal, taking into account at such time the likely support or opposition of such Acquisition Proposal by Parent, as the majority stockholder of the Company.

(b) The Company shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Third Party conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform such Third Party of the obligations undertaken in this Section 4.2.

(c) The Company shall notify Parent immediately if any Acquisition Proposals are received by, any such information is requested from, or any such activities, negotiations or discussions are sought to be initiated or continued with, it (provided, that the Company shall not be required to disclose the names of the Third Party making, or the terms of, any such Acquisition Proposal).

ARTICLE V ADDITIONAL AGREEMENTS

Section 5.1 Company Stockholder Consent; Consent Statement; Schedule 13E-3.

(a) The Company shall (i) conduct a consent solicitation (the “Consent Solicitation”) to obtain the consent of the holders of its outstanding voting shares of Common Stock and Class A Common Stock to this Agreement and the Merger, (ii) recommend to its stockholders, through its Board of Directors and the Independent Committee, that such stockholders consent to this Agreement and the Merger, and (iii) use its commercially reasonable best efforts to obtain the necessary consent of its stockholders for this Agreement and the Merger.

Notwithstanding the foregoing or any other provision of this Agreement, nothing shall prohibit the Board of Directors of the Company or the Independent Committee from and after the date hereof from withdrawing, modifying or qualifying its or the Company’s recommendation to stockholders with respect to the Merger, from recommending an Acquisition Proposal, or taking any action with respect to the foregoing, if and only to the extent that the Board of Directors of the Company or the Independent Committee, as applicable, determines, after consultation with Skadden, Arps, Slate, Meagher & Flom LLP or Kirkland & Ellis, LLP, as the case may be, or such other outside counsel of national reputation for its expertise in corporate and securities law matters as the Board of Directors of the Company or the Independent Committee shall select, that failure to take such action would be inconsistent with the compliance by the Board of Directors of the Company or the Independent Committee with its fiduciary duties under applicable law; provided, however, that notwithstanding anything else in this Agreement to the contrary (including the proviso to Section 4.2(a)), the Company shall under all circumstances be required to submit this Agreement and the Merger for consent by stockholders as provided in this Agreement.

(b) The Company will, as soon as practicable following the execution of this Agreement, prepare and file preliminary consent materials which shall constitute the consent statement to be sent to the stockholders of the Company (the “Consent Statement”) with the SEC with respect to the Consent Solicitation. The Consent Statement will not incorporate any documents by reference.

The Company will notify Parent promptly of the receipt of any comments from the SEC or its staff or any other governmental officials and of any request by the SEC or its staff or any other governmental officials for amendments or supplements to the Consent Statement or for additional information, and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and SEC, its staff or any other governmental officials, on the other hand, with respect to the Consent Statement or any other filing. The Company shall give Parent and its counsel the opportunity to review the Consent Statement prior to its being filed with the SEC and shall give Parent and its counsel the opportunity to review all amendments and supplements to the Consent Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. The Company and Parent agree to use their commercially reasonable best efforts to respond promptly to all such comments of and requests by the SEC, its staff or any other governmental officials, to consult with one another with respect thereto and to cause the Consent Solicitation to be cleared by the staff of the SEC as promptly as practicable. As promptly as practicable, but in no event later than five (5) Business Days, after the Consent Statement has been cleared by the staff of the SEC, the Company shall mail the Consent Statement to the stockholders of the Company. If at any time prior to the approval of this Agreement by the Company’s stockholders there shall occur any event that should be set forth in an amendment or supplement to the Consent Statement, the Company will prepare and mail to its stockholders such an amendment or supplement.

The Company represents and warrants to Parent and Merger Sub that (x) the Consent Statement will not, on the date the Consent Statement (or any amendment or supplement thereto) is first mailed to stockholders or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading; and (y) the Consent Statement will comply in all material respects with the requirements of the Exchange Act and the SEC Rules. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub in writing for inclusion in the Consent Statement.

Each of Parent and Merger Sub agree, upon request by the Company, to furnish the Company with all information concerning itself, its wholly-owned subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary in connection with the Consent Statement. Each of Parent and Merger Sub agree and represent and warrant to the Company that the information supplied by it in writing for inclusion in the Consent Statement (or any amendment or supplement thereto) will not, on the date the Consent Statement is first mailed to stockholders or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(c) The Company, Parent and Merger Sub will cooperate concurrently with the preparation and filing of the Consent Statement, to jointly prepare and file with the SEC a Rule 13e-3 Transaction Statement (the “Schedule 13E-3”) relating to the Merger and the other transactions contemplated hereby and furnish to each other all information concerning such party as may be reasonably requested in connection with the preparation of the Schedule 13E-3. Each of the Company and Parent will notify the other promptly of the receipt of any comments from the SEC or its staff with respect to the Schedule 13E-3, and of any request by the SEC or its staff for amendments or supplements to the Schedule 13E-3 or for additional information, and will supply the other party with copies of all correspondence between the supplying party or any of its representatives, on the one hand, and SEC and its staff, on the other hand, with respect to the Schedule 13E-3. The Company and Parent agree to use their commercially reasonable best efforts to respond promptly to all comments of and requests for information by the SEC and its staff with respect to the Schedule 13E-3, to consult with one another with respect thereto and to cooperate in the filing of such amendments or supplements to the Schedule 13E-3 as shall be reasonably necessary for purposes thereof.

Parent and Merger Sub represent and warrant to the Company, and the Company represents and warrants to Parent and Merger Sub, that (x) the Schedule 13E-3 will not, on the date the Schedule 13E-3 (or any amendment or supplement thereto) is filed or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading; and (y) the Schedule 13E-3 will comply in all material respects with the requirements of the Exchange Act and the SEC Rules. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to any information supplied by the Company in writing for inclusion in the Schedule 13E-3, and the Company makes no representation or warranty with respect to any information supplied by Parent and Merger Sub in writing for inclusion in the Schedule 13E-3.

(d) Parent agrees to cause all shares of Common Stock and Class A Common Stock owned by Parent, Merger Sub or any other subsidiary of Parent to be voted in favor of the approval of the Merger. Other than contemplated herein, none of Parent, Merger Sub or any of their subsidiaries have any intention of disposing of, nor will any of the Parent, Merger Sub or any of their subsidiaries dispose of, any shares of Common Stock or Class A Common Stock owned by any of them as of the date hereof.

Section 5.2 Access to Information; Confidentiality. The Company shall, and shall cause each of its subsidiaries to, afford to Parent, and to Parent’s accountants, counsel, financial advisers and other representatives, reasonable access and permit them to make such inspections as they may reasonably require during normal business hours during the period from the date of this Agreement through the Effective Time to all their respective properties, books, contracts, commitments and records and, during such period, the Company shall, and shall cause each of its subsidiaries to, furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request. Any information furnished by the Company to Parent, its affiliates and its representatives pursuant to this Section 5.2 shall be subject to the confidentiality provisions of the Mutual Non-Disclosure Agreement dated May 24, 2004 between Parent, by and through its affiliate, IDT Telecom, IDT Telecom and the Company, as confirmed by the letter agreement between Parent and the Company dated January 27, 2006.

Section 5.3 Fees and Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 5.4 Stock Plans and Restricted Stock. Prior to the Effective Time, the Company shall adopt any such amendments to its Option Plan or other similar plans under which any Stock Options, share of Restricted Stock or other similar securities have been granted, shall use its reasonable best efforts to obtain any such consents of the holders of such Stock Options and shall cause the committees of the Board of Directors that are responsible for the administration of such plans to take such action as shall be necessary to effectuate the provisions of Section 1.6(d) and Section 1.6(e). The Company shall terminate the Option Plan with respect to any further grants, as of the Effective Time.

Section 5.5 Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions (including entering into transactions), and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to prepare the Consent Statement and the Schedule 13E-3 and to consummate and make effective, in the most expeditious manner practicable, the Merger, and the other transactions contemplated by this Agreement, including (i) the prompt making of their respective filings and thereafter the making of any other required submission with respect to the Merger, (ii) the obtaining of all additional necessary actions or non-actions, waivers, consents and approvals from any applicable federal, state, foreign or supranational court, commission, governmental body, regulatory or administrative agency, authority or tribunal of competent jurisdiction (a “Governmental Entity”) and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (v) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.

Section 5.6 Public Announcements. Parent and Merger Sub, on the one hand, and the Company, on the other hand, will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange.

Section 5.7 Indemnification; Directors and Officers Insurance.

(a) From and after the Effective Time, the Surviving Corporation shall:

(i) indemnify and hold harmless all past and present officers and directors of the Company and its Subsidiaries (the “D&O Indemnified Parties”) to the full extent such persons may be indemnified by the Company and the Surviving Corporation pursuant to Delaware law and the Company’s Certificate of Incorporation and Bylaws as in effect from time to time for acts and omissions occurring at or prior to the Effective Time, and shall advance reasonable litigation expenses incurred by such D&O Indemnified Parties in connection with defending any action arising out of such acts or omissions, provided that such persons provide the requisite affirmations and undertaking, as set forth in Section 145(e) of the DGCL; and

(ii) comply with the terms of any agreement in effect on the date hereof between the Company, on the one hand, and the D&O Indemnified Parties (or any other employees of the Company or any of its Subsidiaries who are listed on Initial Schedule 5.7(a)(ii) (as such Initial Schedule 5.7(a)(ii) may be amended or supplemented pursuant to Section 5.9(a)(ii) below) (the “Covered Employees”)), on the other, providing for the indemnification, including expense reimbursement, of such D&O Indemnified Parties (or such Covered Employees) for any acts and omissions relating to their employment with, or other services performed on behalf of, the Company or its Subsidiaries.

(b) In addition, Parent will provide, or cause the Surviving Corporation to provide, for a period of not less than six years after the Effective Time, the D&O Indemnified Parties an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the “D&O Insurance”) that is no less favorable than the existing policy in coverage or amount or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 250% of the annual premium currently paid by the Company for such insurance, but in such case shall purchase as much such coverage as possible for such amount.

(c) If the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consideration or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in the Section 5.7.

(d) The provisions of this Section 5.7 are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties and the Covered Employees, as the case may be, and their respective heirs and legal representatives.

Section 5.8 Notification of Certain Matters. The Company shall give prompt notice to Parent and Merger Sub, and Parent and Merger Sub shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, or (ii) any material failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.8 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 5.9 Certain Schedules.

(a) On or prior to February 24, 2006, the Company shall:

(i) deliver to Parent each of the Supplemental Disclosure Schedules; provided, however, that nothing set forth in the Supplemental Disclosure Schedules, individually or in the aggregate, shall have, or shall reasonably be expected to have, a Material Adverse Effect; and

(ii) amend and supplement Initial Schedule 5.7(a)(ii) as may be necessary or advisable (as determined by the Company in its good faith judgment) in order to make such Initial Schedule 5.7(a)(ii) true, complete and correct, in all material respects, as of the date of this Agreement.

(b) From the date that Supplemental Schedule 3.5(a) is delivered to the Company (pursuant to Section 5.9(a)(i)) until the Closing, the Company shall use its commercially reasonable best efforts to amend and supplement such Supplemental Schedule 3.5(a) as may be necessary or advisable (as determined by the Company in its good faith judgment) in order to make such Supplemental Schedule 3.5(a) true, complete and correct, in all material respects, as of the Closing Date.

ARTICLE VI CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. This Agreement and the Merger shall have been duly adopted by holders of shares of Common Stock and Class A Common Stock constituting a majority of the outstanding voting power of the Company.

(b) No Order. No court or other Governmental Entity shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree or injunction which prohibits or has the effect of prohibiting the consummation of the Merger; provided, however, that, prior to invoking this provision, the Company, Parent and Merger Sub shall use their reasonable best efforts (subject to the other terms and conditions of this Agreement) to have any such order, decree or injunction vacated.

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after any approval by the stockholders of the Company:

(a) by mutual written consent of Parent and the Company;

(b) by the Company if:

(i) any representation or warranty of Parent or Merger Sub shall not have been true and correct in all material respects when made or shall have ceased at any later date to be true and correct in all material respects as if made at such later date; provided, however, that if such failure to be true and correct is curable on or prior to August 31, 2006 (the “End Date”) by Parent or Merger Sub through the exercise of its reasonable best efforts and for so long as the Parent or Merger Sub continues to exercise such reasonable best efforts, the Company may not terminate this Agreement under this Section 7.1(b)(i);

(ii) Parent or Merger Sub fails to comply in any material respect with any of its material obligations or covenants contained herein; provided, however, that if such failure to comply is curable on or prior to the End Date by Parent or Merger Sub through the exercise of its reasonable best efforts and for so long as the Parent or Merger Sub continues to exercise such reasonable best efforts, the Company may not terminate this Agreement under this Section 7.1(b)(ii);

(iii) the Independent Committee approves a Viable Superior Proposal as provided in Section 4.2, provided that the Company has complied with the requirements of Section 4.2; or

(c) by Parent if:

(i) the Consent Statement shall have been cleared by the staff of the SEC but shall not have been mailed by the Company to its stockholders on or prior to the date that is five (5) Business Days following the date of such clearance, as set forth in Section 5.1(b);

(ii) any representation or warranty of the Company shall not have been true and correct in all material respects when made or shall have ceased at any later date to be true and correct in all material respects as if made at such later date; provided, however, that if such failure to be true and correct is curable on or prior to the End Date by the Company through the exercise of its reasonable best efforts and for so long as the Company continues to exercise such reasonable best efforts, Parent may not terminate this Agreement under this Section 7.1(c)(i); or

(iii) the Company shall have failed to comply in any material respect with any of its material obligations or covenants contained herein; provided, however, that if such failure to comply is curable on or prior to the End Date by the Company through the exercise of its reasonable best efforts and for so long as the Company continues to exercise such reasonable best efforts, Parent may not terminate this Agreement under this Section 7.1(c)(iii); or

(d) by either Parent or the Company if:

(i) the Merger has not been effected on or prior to the close of business on the End Date; provided, however, that the right to terminate this Agreement pursuant to this clause shall not be available to any party whose failure to fulfill any obligation of this Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or prior to the aforesaid date; or

(ii) any court of competent jurisdiction or any governmental, administrative or regulatory authority, agency or body shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable.

Section 7.2 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company, as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of the Company, Parent or Merger Sub or their respective officers or directors (except for the last sentence of Section 5.2 and for Section 5.3, which shall survive the termination); provided, however, that nothing contained in this Section 7.2 shall relieve any party hereto from any liability for any willful and material breach of this Agreement.

Section 7.3 Amendment. This Agreement may be amended by the parties hereto, by or pursuant to action taken by each of the Boards of Directors of Parent and the Board of Directors of the Company or the Independent Committee, at any time before or after consent of the stockholders of the Company to this Agreement and the Merger has been obtained, but no amendment shall be made which decreases the Merger Consideration or which in any way materially adversely affects the rights of such stockholders, without the further consent or approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 7.4 Waiver. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (iii) waive compliance with any of the agreements or conditions contained herein which may legally be waived. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE VIII GENERAL PROVISIONS

Section 8.1 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive (i) the termination of this Agreement in accordance with Article VII or (ii) the Effective Time; provided, however, that termination of this Agreement shall not relieve any party hereto from any liability for any willful and material breach by such party of any such representations or warranties.

Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by overnight courier or facsimile (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or Merger Sub, to:

IDT Corporation 520 Broad Street Newark, New Jersey 07102 Attn.: Ira A. Greenstein Tel.: (973) 438-1000 Fax: (973) 438-1503

with a copy to:

Kramer, Levin, Naftalis & Frankel LLP 1177 Avenue of the Americas New York, New York 10036 Attn.: Abbe L. Dienstag, Esq. Tel.: (212) 715-9280 Fax: (212) 715-8000

(b)	if to the Company, to:

Net2Phone, Inc. 520 Broad Street Newark, New Jersey 07102 Attn.: Glenn J. Williams Tel.: (973) 438-3111 Fax: (973) 438-3100

with a copy to:

Kirkland & Ellis, LLP Citigroup Center 153 East 53rd Street New York, New York 10002 Attn.: Stephen Fraidin, Esq. Tel.: (212) 446-4840 Fax: (212) 446-4900

and:

Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 Attn.: Jonathan J. Lerner, Esq. Tel.: (212) 735-2550 Fax: (917) 777-2250

Section 8.3 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, (i) “business day” shall have the meaning ascribed thereto in Rule 14d-1(c)(6) under the Exchange Act, and (ii) “subsidiary” shall have the meaning ascribed thereto in Rule 12b-2 under the Exchange Act.

Section 8.4 Counterparts. This Agreement may be executed in counterparts, each such counterpart being deemed to be an original instrument and all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

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Section 8.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the documents and instruments referred to herein, (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (ii) except for the provisions of Section 5.7 is not intended to confer upon any person other than the parties any rights or remedies hereunder.

Section 8.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 8.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion but only upon prior written notice to the Company, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly-owned subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party.

Section 8.9 Enforcement of this Agreement; Attorneys Fees.

(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

(b) The prevailing party in any judicial action shall be entitled to receive from the other party reimbursement for the prevailing party’s reasonable attorneys’ fees and disbursements, and court costs. The provisions of this Section 8.9(b) shall survive the termination of this Agreement in accordance with Article VII.

[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

IDT CORPORATION

By:	/s/ IRA A. GREENSTEIN

	Name:	Ira A. Greenstein

	Title:	President

NTOP ACQUISITION, INC.

By:	/s/ IRA A. GREENSTEIN

	Name:	Ira A. Greenstein

	Title:	President

NET2PHONE, INC.

By:	/s/ LIORE ALROY

	Name:	Liore Alroy

	Title:	Chief Executive Officer